Exhibit 99.1

Alector Reports 2020 Fourth Quarter and Full Year Financial Results and Provides Business Update

-	Continued execution across broad immuno-neurology portfolio, multiple milestones expected in 2021

-	Initiated AL001 INFRONT-3 Phase 3 trial in people with frontotemporal dementia with a progranulin mutation; pipeline expansion to ALS planned for 2021

-	Initiated AL002 INVOKE-2 Phase 2 trial in early Alzheimer’s disease patients

-	Completed enrollment in the AL003 Phase 1 trial in Alzheimer’s disease patients.

-	Strong balance sheet continues to support execution of clinical, research and operational goals

SOUTH SAN FRANCISCO, Calif., Feb. 25, 2021 -- Alector, Inc. (Nasdaq: ALEC), a clinical-stage biotechnology company pioneering immuno-neurology, today announced business updates and financial results for the fourth quarter ended December 31, 2020.

“In 2020, we made significant progress across all of our key clinical programs,” said Arnon Rosenthal, Ph.D., co-founder and chief executive officer of Alector. “As we look ahead to 2021, we will be sharing additional findings from our ongoing Phase 2 study evaluating AL001 in people with frontotemporal dementia at a medical conference this year and are pleased to be advancing our two Alzheimer’s disease development programs. Our progress across our immuno-neurology programs continues to put us one step closer to potentially offering new therapeutic options for the millions of patients living with various forms of dementia. In addition, we continue to progress research targets that could have broad implications across neurodegenerative diseases and various forms of cancer, underscoring the broad potential of our research platform.”

2020 and Recent Clinical Pipeline Highlights and Business Updates

Progranulin Portfolio:

•

In July 2020, Alector dosed the first participant in INFRONT-3, a randomized, placebo-controlled, pivotal Phase 3 trial evaluating AL001 in people at risk for or with frontotemporal dementia due to a progranulin gene mutation (FTD-GRN). The ongoing trial is evaluating the efficacy and safety of AL001 in at-risk and symptomatic participants with FTD-GRN. Participants in the trial will be given the option to continue receiving treatment in an open-label extension study.

•

Alector plans to present updated data from the ongoing Phase 2 open-label study evaluating AL001, in 2021. The Company plans to present additional data in pre-symptomatic and symptomatic FTD-GRN participants at medical conferences in 2021. The data will include updated findings on safety, fluid and imaging biomarkers and clinical outcomes assessments,

Exhibit 99.1

while also providing additional insights to the mechanism of action and safety of AL001 in this population.

•

In January 2021, the Company announced plans to evaluate AL001 in people with amyotrophic lateral sclerosis (ALS) caused by C9orf72 repeats, which share TDP-43 pathology with FTD-GRN. The Phase 2 study is planned for 2021.

•

In January 2020, a Phase 1a study evaluating AL101 was initiated in healthy volunteers. The U.S. Food and Drug Administration also granted Fast Track designation to AL101 for the treatment of patients with FTD-GRN in February 2020. The Company anticipates reporting preliminary findings from the Phase 1a study in 2021.

Alzheimer’s Disease Portfolio:

•

In January 2021, the Company announced that the first participant was dosed in INVOKE-2, Phase 2 trial evaluating AL002 in people with early Alzheimer’s disease. The randomized, double-blind, placebo-controlled, dose-ranging, multi-center Phase 2 study will enroll approximately 265 participants with early Alzheimer’s disease (AD) at up to 90 sites globally. The program is being developed in collaboration with AbbVie.

•

Data from the Phase 1b study evaluating AL003 in participants with Alzheimer’s disease is expected in 2021. Alector initiated the Phase 1b study in January 2020 and completed enrollment in 2020. The AL003 clinical development program is also being developed in collaboration with AbbVie. Preliminary results from the study are expected to be presented at a scientific medical meeting in 2021.

Early-Stage Pipeline with Potential in Neurodegenerative Diseases and Oncology

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In March 2020, the Company entered into a collaboration with Innovent Biologics to develop and commercialize AL008 for oncology indications in China. Planning for the first-in-human study for AL008 is underway. AL008 is a novel, investigational, antibody product candidate with a dual mechanism of action that combines inhibition of the CD47-SIRP-alpha (SIRPα) pathway, with stimulation of activating Fc receptors that has the potential to yield a best-in-class product.

•

Plans are currently underway to initiate a first-in-human study of a product candidate in our AL009 development program, the Company’s latest prioritized investigational product candidate. Our AL009 program is developing a first-in-class multi-Siglec inhibitor that works to enhance the innate and adaptive immune system response by blocking a critical glycan checkpoint pathway that drives immune inhibition. The product candidate is initially being developed for oncology indications, but may also have therapeutic application in certain neurodegenerative disorders, such as AD.

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The Company continues to plan for a first-in-human study for AL044, targeting the MS4A4A receptor within the next 18 months. MS4A4A is a major risk gene for AD that encodes a transmembrane receptor protein that is expressed selectively in microglia in the brain and is associated with control of microglia functionality and potential viability.

Exhibit 99.1

Ongoing COVID-19 Response Activities:

•	Alector continues to actively monitor the evolving COVID-19 pandemic and its ongoing impact on business and clinical operations.

Fourth Quarter and Full Year 2020 Financial Results

Revenue. Collaboration revenue for the quarter ended December 31, 2020, was $4.9 million, compared to $6.0 million for the same period in 2019. Collaboration revenue for the year ended December 31, 2020, was $21.1 million compared to $21.2 million for the same period in 2019. Alector recognizes revenue from the upfront payments under an agreement with AbbVie over time as the services are provided. Revenues are recognized as the program costs are incurred by measuring actual costs incurred to date compared to the overall total expected costs to satisfy the performance obligation. Changes in estimates for revenue recognized over time are recognized on a cumulative basis.

R&D Expenses. Total research and development expenses for the quarter ended December 31, 2020, were $44.4 million, compared to $25.8 million for the same period in 2019. Total research and development expenses for the year ended December 31, 2020, were $156.9 million compared to $100.5 million for the same period in 2019. This increase was mainly driven by an increase in expenses to support the advancement of the clinical and pre-clinical programs across several therapeutic programs and an increase in personnel-related expenses.

G&A Expenses. Total general and administrative expenses for the quarter ended December 31, 2020, were $13.2 million, compared to $12.6 million for the same period in 2019. Total general and administrative expenses for the year ended December 31, 2020 were $59.4 million compared to $35.1 million for the same period in 2019. This increase was primarily due to an increase in personnel-related expenses due to increased headcount and an increase in legal costs associated with our arbitration proceedings.

Net Loss. For the quarter ended December 31, 2020, Alector reported a net loss of $52.2 million, compared to a net loss of $30.5 million for the same period in 2019. For the year ended December 31, 2020, Alector reported a net loss of $190.2 million, compared to a net loss of $105.4 million for the same period in 2019.

Cash Position. Cash, cash equivalents, and marketable securities were $413.3 million as of December 31, 2020. The Company believes that its cash and investments as of December 31, 2020, will be sufficient to fund its anticipated operations through mid-2022.

About Alector

Alector is a clinical stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. The Company is developing a broad portfolio of innate immune system programs, designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract

Exhibit 99.1

emerging brain pathologies. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. The Company’s immuno-neurology product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia and Alzheimer’s disease. This scientific approach is also the basis for the Company’s immuno-oncology programs. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to risks and uncertainties related to market conditions, Alector and its business as set forth in Alector’s Quarterly Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2021, as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Exhibit 99.1

Selected Consolidated Balance Sheet Data

(in thousands)

	December 31,	December 31,
	2020	2019

Cash, cash equivalents, and marketable securities	$413,308	$353,073
Total assets	488,251	421,913
Total current liabilities (excluding deferred revenue)	44,202	31,805
Deferred revenue (including current portion)	132,303	153,401
Total liabilities	220,721	227,170
Total stockholders’ equity	267,530	194,743

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended December 31,	Twelve Months Ended December 31,
	2020	2019	2020	2019
Collaboration revenue	$4,853	$6,001	$21,098	$21,219
Operating expenses:
Research and development	44,383	25,762	156,869	100,528
General and administrative	13,228	12,581	59,403	35,095
Total operating expenses	57,611	38,343	216,272	135,623
Loss from operations	(52,758)	(32,342)	(195,174)	(114,404)
Other income, net	579	1,815	4,946	9,019
Net loss	$(52,179)	$(30,527)	$(190,228)	$(105,385)
Net loss per share, basic and diluted	$(0.66)	$(0.45)	$(2.45)	$(1.71)
Shares used in computing net loss per share, basic and diluted	78,998,656	67,879,914	77,758,806	61,734,492

Source: Alector, Inc.

Exhibit 99.1

Contacts

Media

Erica Jefferson

Vice President, Communications and Public Affairs

Alector, Inc.

301-928-4650

erica.jefferson@alector.com

1AB

Dan Budwick

973-271-6085

dan@1abmedia.com

or

Investors:

Alector, Inc.

ir@alector.com